EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-39249 and 333-178671 on Form S-8 of Pioneer Natural Resources Company of our report dated June 23, 2015, with respect to the statements of net assets available for benefits of the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the year ended December 31, 2014, and the related supplemental schedule of Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan for the year ended December 31, 2014.

Whitley Penn LLP

Dallas, Texas
June 23, 2015

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